Exhibit 3.1

Section 2.10.

(b) Timeliness of Stockholder Nominations. To be timely with respect to an Annual Meeting, notice of any Stockholder’s nomination must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date on which the Corporation first mailed proxy materials for the immediately preceding Annual Meeting to stockholders; provided, however, that (i) if the scheduled date of the Annual Meeting for which the nomination is to be considered differs from the first anniversary date of the immediately preceding Annual Meeting by more than 30 days, notice by such Stockholder, to be timely, must be so delivered or received not later than the close of business on the 90th day prior to the scheduled date of the Annual Meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, not later than the 10th day following the earlier of the day on which the notice of such meeting was mailed to Stockholders or the day on which such public disclosure was made; and (ii) if the number of Directors to be elected to the Board at such Annual Meeting is increased and there is no prior notice or public disclosure by the Corporation naming all of the nominees for Director or specifying the size of the increased Board at least 100 days prior to such anniversary date, a Stockholder’s notice required by this Section 2.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered to the principal executive offices of the Corporation not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to Stockholders or the day on which such public disclosure was made. For purposes of this Section 2.10(b) with respect to the Annual Meeting next following the end of the year 2011, a notice of any Stockholder’s nomination shall be considered timely if delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on February 10, 2012; provided, however, that the nominating Stockholder or its representative shall have timely requested the form of written questionnaire and form of written representation and agreement referenced in Section 2.10(e) not later than the close of business on the 90th day prior to the first anniversary of the date on which the Corporation first mailed proxy materials for the immediately preceding Annual Meeting to stockholders (which such first anniversary date is deemed to be March 11, 2012 as set forth in Section 1.10(a)). To be timely with respect to a special meeting at which Directors are to be elected, notice of any Stockholder’s nomination must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the scheduled special meeting date; provided, however, that if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, notice by such Stockholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to Stockholders or the day on which such public disclosure was made. In no event shall any adjournment, postponement or deferral of an Annual Meeting or special meeting or the announcement thereof commence a new time period for the giving of a Stockholder’s notice as described above.